Exhibit (a)(1)(iii)

TIGO ENERGY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

ELECTION FORM

Before deciding whether to submit this election form, please make sure you have read and understand the documents that make up this offer to exchange certain outstanding underwater options for a lesser number of new options with a new exercise price (the “Offer”), including: (1) the Offer to Exchange Certain Outstanding Options To Purchase Shares of Common Stock For a Number of Replacement Options dated November 12, 2024 (the “Offer to Exchange”); (2) this election form, together with the instructions and Agreement to Terms of Election attached hereto; (3) the withdrawal form, together with its associated instructions; and (4) the email from Bill Roeschlein, our Chief Financial Officer, on November 12, 2024, announcing the Offer, all of which are attached as exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Tigo Energy, Inc. (“Tigo” or the “Company”) with the U.S. Securities and Exchange Commission on November 12, 2024 (the foregoing are collectively referred to as the “Offer documents”). The Offer is subject to the terms of the Offer documents as they may be amended. The Offer expires at 11:59 P.M., Eastern Time, on December 10, 2024, unless extended. All capitalized terms used in this election form but not defined herein shall have the meanings given in the Offer to Exchange.

PLEASE CAREFULLY REVIEW AND FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

A list of your Eligible Options is attached as Exhibit A. IF YOU WANT TO PARTICIPATE IN THE OFFER YOU MUST MAKE A SELECTION ON EXHIBIT A. If you wish to participate in the Offer with respect to any of your Eligible Options, please check the “Yes exchange Eligible Option” box for each Eligible Option on Exhibit A. Each Eligible Option you elect to tender for exchange must be tendered in whole. Please note that if the “No retain Eligible Option” box is checked OR if you fail to check any box for an Eligible Option, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

To participate in the Offer, you must complete and submit your election form to the Company via email (by PDF or similar imaged document file) to: stockadmin@tigoenergy.com by 11:59 P.M., Eastern Time, on December 10, 2024 (unless we, in our sole discretion, extend the Offer). Only responses that are properly completed, signed and actually received via email by the Company prior to the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

If you make no election, or do not return this election form before the Offer expires, you will retain your Eligible Options, subject to their original terms, and no Replacement Options will be granted to you.

Please submit your initial acceptance and/or rejection by completing and submitting this election form to (by PDF or similar imaged document file) to: stockadmin@tigoenergy.com. If you choose to subsequently withdraw from the Offer and revoke your prior election to tender your Eligible Options, please deliver the properly completed and signed Notice of Withdrawal of Election form to the Company via email (by PDF or similar imaged document file) to: stockadmin@tigoenergy.com. The Notice of Withdrawal of Election form was previously provided to you by email and is attached as an exhibit to the Schedule TO.

If you change your mind after you have submitted an election form (e.g., choose to withdraw from the Offer but subsequently decide to participate in the Offer), you must deliver a new properly completed and signed election form to the Company via email (by PDF or similar imaged document file) to: stockadmin@tigoenergy.com. See the Instructions to Election Form attached to this election form for additional information.

If you hold more than one Eligible Option grant, you may choose to exchange one or more of such Eligible Option grants in the Offer without having to exchange all of your Eligible Option grants. We are not accepting partial tenders of individual option grants. If you elect to participate in the Offer, you must exchange all of the shares subject to any particular Eligible Option grant that you choose to exchange. If you elect to participate in the Offer with respect to any partially exercised Eligible Option grant, you must exchange the entire remaining portion of such Eligible Option grant.

You may elect to exchange all of your Eligible Option grants or none of your Eligible Option grants. You may change your mind as many times as you wish, but you will be bound by the last valid election received by the Company prior to the expiration of the Offer, which shall be effective and supersede any prior election forms you submit.

You are not required to submit an election form if you do not wish to participate in the Offer. If we do not receive an election form from you prior to the expiration of the Offer, which is scheduled to be 11:59 P.M., Eastern Time, on December 10, 2024, unless the Offer is extended, we will interpret this as your election not to participate in the Offer, and you will retain all of your outstanding stock options with their current terms and conditions. We will not contact you to confirm your election not to participate.

[Remainder of Page Intentionally Left Blank]

BY PARTICIPATING IN THE OFFER, YOUR SIGNATURE AND SUBMISSION OF THIS ELECTION FORM INDICATES THAT YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS, INCLUDING THIS ELECTION FORM (INCLUDING EXHIBIT A) AND THE FOLLOWING AGREEMENT TO TERMS OF ELECTION.

Please note that you may change your election by submitting a new properly completed and signed election form prior to the expiration of the Offer, which is scheduled to be 11:59 P.M., Eastern Time, on December 10, 2024, unless the Offer is extended. You will be bound by the last properly submitted election form and/or withdrawal form we receive prior to the expiration of the Offer.

Your signature and submission of this Election Form (including Exhibit A) indicates that you have read and agreed to the Agreement to the Terms of Election attached hereto.

Option Holder Signature

Option Holder Name (Please print in full)

Date

TIGO ENERGY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE SHARES OF COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS

Agreement to Terms of Election

By signing this election form, I acknowledge and agree that:

1.	I have read carefully, understand and agree to be bound by all of the terms and conditions of the Offer as described in the Offer documents, including the Offer to Exchange.

2.	My election to keep my Eligible Options or exchange them in the Offer for a lesser number of new options with a new exercise price, is at my own discretion and is completely voluntary. The Company has not made any recommendation and does not take any position on whether I should keep or exchange Eligible Options and has advised me to consult with my own financial, tax and legal advisors as to the consequences of keeping or exchanging Eligible Options before making any decision whether to participate in the Offer.

3.	If I elect to keep any of my Eligible Option grants, those Eligible Options will remain subject to their current terms and conditions and I will not again have the ability to elect to exchange those Eligible Options.

4.	If I validly tender Eligible Options for exchange, I can change my election before the expiration of the Offer, and to the extent that I do not change my election before the expiration of the Offer, then upon Tigo’s acceptance of my Eligible Options for exchange following the expiration of the Offer, my election will constitute a binding agreement between Tigo and me with respect to my Eligible Options that are accepted for exchange. My exchanged options will be cancelled, I will lose all of my rights to purchase any shares under those options, and the only thing that I will receive in exchange for my exchanged options are new options that will be granted subject to the terms set forth in the Offer documents.

5.	Although it is the Company’s intent to send me an email confirmation of receipt of this election form, I hereby waive any right to receive any notice of the receipt of this election form.

6.	By submitting this election form, I agree to indemnify the Company with respect to any claim by a third party that he or she is entitled to any rights with respect to the Eligible Option grants that I tender for exchange.

7.	If I cease to be an employee of Tigo or any of its subsidiaries or to be a director of Tigo, as applicable, prior to the expiration of the Offer, I will keep my tendered Eligible Option grants and the options will vest and expire in accordance with their original terms. If I cease to be an employee of Tigo or any of its subsidiaries or to be a director of Tigo, as applicable, after the expiration of the Offer but prior to the new option grant date (currently expected to be on or about December 10, 2024), my exchanged options will be cancelled but I will not receive new options.

8.	I understand that if I cease to be employed by or provide eligible service to Tigo or any of its subsidiaries or parents for any reason before all of the shares underlying my new options vest, any unvested portion of my new options will expire without consideration therefor immediately upon termination of my employment or service, subject to the terms and conditions of my new option agreement.

9.	I understand that, except as provided by any employment or service agreement between Tigo and me, my employment or service with Tigo (or its applicable subsidiary employing me) will remain “at-will” and can be terminated by me or Tigo (or its applicable subsidiary) at any time, with or without cause or notice.

10.	If the Offer period lasts for 30 days or more, any of my Eligible Options that are incentive stock options that are not exchanged in the Offer may be deemed modified, and the holding period for such options will restart.

11.	The Offer is a discretionary program and is subject to a number of variables and conditions specified in the Offer documents. Tigo may extend the expiration date or amend the Offer, may postpone its acceptance and cancellation of Eligible Options that I elect to tender for exchange, may terminate the Offer if any of the conditions specified in the Offer to Exchange occurs and may elect to waive any of those conditions, in each case subject to applicable law, and any such event may mean that Eligible Options I have elected to exchange will remain outstanding and subject to their current terms and conditions.

12.	I have the authority and am legally authorized to make the election to keep or exchange Eligible Options, my elections will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns, and Tigo is entitled to rely on this election form.

13.	I hereby represent and warrant that I have full power and authority to tender for exchange the Eligible Options tendered hereby and that, when and to the extent such options are accepted for exchange by Tigo, such Eligible Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Eligible Options will not be subject to any adverse claims.

14.	I consent to the collection, use and transfer, in electronic or other form, of my personal data by and among, as applicable, Tigo, its subsidiaries and their successor entities, and any company not affiliated with Tigo that is assisting Tigo with the Offer (which recipients may be located inside or outside of the United States) for the purpose of implementing, administering and managing my participation in (and/or withdrawal from) the Offer.

15.	I understand that personal data that may be transferred could include, but not be limited to, my name, address, email address, social security number, job title, information about Eligible Option grants and other equity securities of Tigo held by me. I understand that I may receive communications from Tigo in connection with the Offer, including a communication confirming if Tigo has received this election form and whether Tigo ultimately accepts or rejects this election form. Unless I have specified below an alternative email address or alternative instructions for contacting me, I hereby confirm that I will have access to my regular Tigo email (or if I am a director of Tigo, at the email address that Tigo has on file for me) for purposes of these future communications.

Alternative contact information:

_________________________________________________________________________________________________

________________________________________________________________________________________________

16.	Upon request, I will execute and deliver any additional documents deemed by Tigo to be necessary or desirable to complete the exchange of the Eligible Options I am electing to exchange.

TIGO ENERGY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE SHARES OF COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS

Instructions to Election Form

1. Defined Terms.

All terms used in this election form but not defined have the meanings given them in the Offer to Exchange Eligible Options for New Options, dated November 12, 2024, filed with the U.S. Securities and Exchange Commission and separately delivered to you by email (the “Offer to Exchange”). References in this election form to “Tigo,” “we,” “us” and “our” refer to Tigo and any successor entity or its subsidiaries, as applicable.

2. Expiration Date.

The offer and any rights to tender or to withdraw a tender of Eligible Options expire at 11:59 P.M., Eastern Time, on December 10, 2024, unless the offer is extended. Unless we have accepted the tendered Eligible Options, you may also withdraw any Eligible Options that you previously tendered at any time after 11:59 P.M. Eastern Time on January 13, 2025 (which is the 40th U.S. business day following the commencement of the Offer).

3. Delivery of the Election Form.

If you intend to tender Eligible Options in the Offer, a signed copy of the election form must be received by the Company before 11:59 P.M., Eastern Time, on December 10, 2024 (or such later date as may apply if the Offer is extended) by the following means:

●	Via email (by PDF or similar imaged document file) to: stockadmin@tigoenergy.com.

Your election form will be effective only upon receipt by us. You are responsible for making sure that your election form is delivered to the electronic mail address indicated above. You must allow for sufficient time to complete and deliver the election form to ensure that we receive your election form on time.

You are not required to tender your Eligible Options for exchange. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange and grant you New Options.

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Tigo pursuant to one of the methods of delivery noted above. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by email within two business days. Please note that if you submit an election form that is received by us within the last two business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. If you have not received such a confirmation, it is your responsibility to ensure that your election form is received by Tigo before expiration of the Offer. Only election forms that are properly completed, signed and dated and actually received by Tigo at the address or email above before the expiration date will be deemed valid elections. Elections submitted by any other means, including hand delivery, interoffice mail, text message or facsimile, are not permitted.

Our receipt of your election form is not by itself an acceptance of your Eligible Option grants for exchange. For purposes of the Offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered for exchange and not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of Eligible Options for exchange. The notice may be made by press release, email or other method of communication.

Any confirmation of receipt sent to you merely will be a notification that we have received your election and does not mean that your tendered Eligible Options have been cancelled. Your tendered Eligible Option grants that are accepted for exchange will be cancelled on the same calendar day as the expiration of the Offer (but following the expiration of the Offer). The cancellation date is currently scheduled to be December 10, 2024.

Tigo will not accept any alternative, conditional or contingent elections.

4. Withdrawal and Additional Elections.

Elections to exchange options pursuant to the Offer may be withdrawn at any time before the expiration of the Offer, currently expected to be 11:59 P.M., Eastern Time, on December 10, 2024. If Tigo extends the Offer beyond that time, you may withdraw your tendered Eligible Option grants at any time until the extended expiration of the Offer.

To withdraw some or all of your Eligible Option grants tendered for exchange, a properly completed, signed and dated withdrawal form must be received by Tigo before 11:59 P.M., Eastern Time, on December 10, 2024 (or such later date as may apply if the offer is extended) by the following means:

●	Via email (by PDF or similar imaged document file) to: stockadmin@tigoenergy.com.

Any Eligible Option grants validly withdrawn will not be deemed validly tendered for exchange in the Offer, unless you validly re-elect to tender those Eligible Options for exchange before the expiration date.

To re-elect to exchange some or all of your withdrawn options or to elect to exchange additional Eligible Option grants, you must submit a new, properly completed, signed and dated election form that is received by Tigo before 11:59 P.M., Eastern Time, on December 10, 2024 (or such later date as may apply if the offer is extended) by following the procedures described in Instruction 3 above and submitting your election form by email.

Because any prior election form will be disregarded, your new election form must indicate all Eligible Option grants you wish to exchange, not just those you wish to add. Your new election form must include the required information regarding the Eligible Option grants you want to exchange and must be signed and clearly dated after the date of your prior election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election, any previously submitted election forms and/or withdrawal forms will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form and/or withdrawal form we receive prior to the expiration date.

5. No Partial Tenders; Indemnity.

If you hold more than one Eligible Option grant, you may choose to exchange one or more of such Eligible Option grants in the Offer without having to exchange all of your Eligible Option grants. We are not accepting partial tenders of individual option grants. If you elect to participate in the Offer, you must exchange all of the shares subject to any particular Eligible Option grant that you choose to exchange. If you elect to participate in the Offer with respect to any partially exercised Eligible Option grant, you must exchange the entire remaining portion of such Eligible Option grant.

Unless otherwise required by applicable non-U.S. law, if you are an eligible holder with an Eligible Option grant that is subject to a domestic relations order or notice of joinder (or comparable legal document as the result of the end or contemplated end of a marriage or domestic partnership), and a person who is not an employee of Tigo or one of its subsidiaries or a director of Tigo beneficially owns or has informed Tigo that he or she claims a portion of that Eligible Option grant, you may accept the Offer with respect to the entire remaining outstanding portion of the Eligible Option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We are not accepting partial tenders of Eligible Option grants. Therefore, you may not accept the Offer with respect to a portion of an Eligible Option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned or claimed to be beneficially owned by someone else, or vice versa. We will respect an election to exchange such Eligible Option grant pursuant to the Offer that is made by you and accepted by us. However, we will not be responsible to you or the beneficial owner of the Eligible Option grant for any action taken by you with respect to such Eligible Option grant. By electing to exchange an Eligible Option grant you will be agreeing to indemnify us with respect to any claim by a third party that he or she is entitled to any rights with respect to the Eligible Option grant. Accordingly, you should consider carefully whether to make an election to exchange any Eligible Option grant that is not completely beneficially owned by you.

6. Signatures on this Election Form.

The election form must be signed by the Eligible Option holder who is tendering the Eligible Option grants and the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Option grants are subject without any alteration or any change whatsoever. If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the signatory’s full title must be identified on the election form, and proper evidence satisfactory to Tigo of the authority of that person to act in that capacity must be submitted with the election form.

7. Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, this election form or other Offer documents may be directed to stockadmin@tigoenergy.com. Copies will be furnished promptly at Tigo’s expense. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov and on the “Investor Relations” page of our website at www.tigoenergy.com.

8. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any election forms and withdrawal forms and acceptance of any Eligible Options for exchange. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn and that are not in-the-money options, subject to the terms of the Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all Eligible Option holders and tendered Eligible Options. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in election forms or tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer expiration date, subject only to any extension that we may implement in our discretion.

9. Additional Documents to Read.

Please read the Offer to Exchange, including all documents referenced therein, and the other Offer documents before deciding whether to participate in the Offer.

10. Important Tax Information.

You should refer to “The Offer—Section 13” of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your financial, tax and/or legal advisors before deciding whether to participate in the Offer.

Exhibit A

Eligible Options - Election Choices

				Eligible Options	Check the Box Below if you Want to Tender the Eligible Option for Exchange:
Participant Name	Grant Number	Grant Date	Option Exercise Price Per Share	for Exchange as of December 10, 2024	Yes, exchange Eligible Option	No, retain Eligible Option
					☐	☐
					☐	☐
					☐	☐
					☐	☐

INSTRUCTIONS: If you wish to participate in the Offer with respect to any of your Eligible Options, please check the “Yes exchange Eligible Option” box for each Eligible Option listed above. Each Eligible Option you elect to tender for exchange must be tendered in whole.

Please note that if the “No retain Eligible Option” box is checked OR if you fail to check any box for an Eligible Option, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.